Exhibit 99.1
Cereplast, Inc. Announces Second Quarter 2010 Results
Gross Profit Rises Significantly on Cost Savings From New Bioplastics Facility in Indiana
EL SEGUNDO, Calif. — (Aug. 16, 2010) Cereplast, Inc. (NASDAQ: CERP), a leading manufacturer of proprietary bio-based, sustainable plastics, today announced its financial results for the second quarter ended June 30, 2010.
Second Quarter 2010 Highlights:
•	Second quarter sales totaled $684,431 compared to $900,598 a year ago.

•	Gross profit rose 157.3% to $199,211, versus $77,421 for the same period last year.

•	Gross margin as a percentage of net sales increased to 30.8% from 8.6% for the same period last year.

•	Operating expenses were $1,837,635 compared to $1,136,295 last year.

•	Net loss was $1,731,259, versus net less of $1,049,237 in the same period last year.

•	Working capital increased by about $5.7 million during the quarter to $6.7 million.

•	Successfully raised approximately $7.5 million in registered direct financing.

•	Introduced 11 new grades of bioplastic resins for wide range of applications.

•	Entered into agreements to ship 16 million pounds of bioplastic resins in 2010, representing up to a 400% increase in shipments over 2009.

•	Expanded distribution agreements in South East Asia, Southern China, South America, Europe and in the United States with Ashland Distribution, among others.

•	Solidified sales and marketing force with key new appointments.

•	Began trading on the NASDAQ Capital Market under the symbol “CERP.”
“We achieved significant milestones in the second quarter and further positioned the Company for rapid growth and operational profitability,” said Mr. Frederic Scheer, Founder, Chairman and CEO of Cereplast, Inc. “Our gross profit rose significantly on cost savings from our new bioplastics manufacturing facility in Seymour, Indiana, which has increased production efficiencies significantly. As a result, our second quarter gross margin as a percentage of net sales increased to 30.8% from 8.6% in the same period last year. Though sales were impacted by the ramp up of our facility taking place towards the beginning of the quarter as we moved our operations to Indiana from California, we expect revenues for 2010 could increase more than 190% over last year to between $8-$10 million as demand for our products remains strong as a result of contracts and commitments we are securing from around the world.”
“Our momentum in building our customer base in the second quarter coincided with a number of significant accomplishments, including the listing of our common shares on the NASDAQ Capital Market under the symbol ‘CERP,’” added Mr. Scheer. “Ultimately, this will allow our share price to reflect the growth of our company and the rapid development of the bioplastics industry, as well as provide better market support, increased institutional ownership, and more favorable terms for accessing capital. During the quarter, we raised about $7.5 million from qualified institutions and accredited investors. We are very excited about our prospects, and this round of financing will assist us in growing our business and expanding our product lines based on the demand we are experiencing for our biodegradable, environmentally-friendly resins.”

Second Quarter 2010 Results
Revenues for the second quarter ended June 30, 2010, totaled $684,431 compared to $900,598 a year ago. The sales decrease for the period was due to the ramp up of the Company’s factory that took place after it moved its distribution operations from California to its new production facility in Seymour, Indiana. The decrease was partially offset by an increase in orders from both existing and new customers.
Gross profit rose by $121,790, or 157.3%, to $199,211for the three months ended June 3, 2010, compared to gross profit of $77,421 for the three months ended June 30, 2009. As a percentage of net sales, gross profit margin increased to 30.8% for the three months ended June 30, 2010 from 8.6% for the three months ended June 30, 2009. The increase in gross profit is primarily attributable to cost savings and improvements in manufacturing operations from the Company’s new bioplastics facility in Seymour, Indiana and increased production efficiencies.
Total operating expenses for the three months ended June 30, 2010, rose $701,340, or 61.7%, to $1,837,635 compared to total operating expenses of $1,136,295 for the three months ended June 30, 2009. The increase for the period is attributable to increases in marketing expenses, professional fees related to our NASDAQ listing, and research and development costs, as well as an increase in depreciation and amortization expense.
Net loss for the second quarter of 2010 was $1,731,259, or $0.15 per diluted share, compared to a net loss of $1,049,237, or $0.14 per diluted share for the same period a year ago. The increase in net loss was primarily the result of restructuring costs associated with the movement of the Company’s manufacturing operations from California to Seymour, Indiana, and some extraordinary costs in connection with our NASDAQ listing.
Six Month Operating Highlights
Revenues for the six months ended June 30, 2010, totaled $1,003,648, compared to revenues of $1,464,981 for the same period last year, a decrease of $461,333. The sales decrease for the period was attributable to the temporary 60-day closure of the Company’s manufacturing facility it moved its operations from California to a new facility in Seymour, Indiana. Gross margin as a percentage of net sales in the first half of 2010 was 31.1% compared to 12.0% for the first half of 2009. The increase is primarily due to cost savings from the Company’s new facility and increased production efficiencies. Net loss for the first six months of 2010 was $3,415,853, or $0.32 per diluted share, versus a net loss of $3,242,792, or $0.43 per diluted share, in the same period in 2009.

Financial Condition
As of June 30, 2010, the Company had cash and cash equivalents of $5,866,283, compared to $1,305,771 as of December 31, 2009, working capital of $6,685,455, and $1,131,465 in current debt. Stockholders’ equity as of June 30, 2010 was $10,552,732, an increase of 103.7% from stockholders’ equity of $5,180,891 as of December 31, 2009. Net cash used in operating activities was $3,221,570 in the second quarter of 2010, up from $1,169,364 in the corresponding period of 2009. The increase in cash used for operating activities was primarily a result of an increase in accounts receivable, inventory purchases and payment of accounts payable and accrued expenses.
Business Outlook
“We are very excited about our growth prospects and the team we have in place to execute our strategy,” said Mr. Frederic Scheer, Founder, Chairman and CEO of Cereplast, Inc. “We have deep industry talent with the sales, technical and operational experience needed to orchestrate our growth and execute on the tremendous opportunity that we see in our industry. Cereplast is known for producing the highest quality bio-based resins for a wide range of consumer and industrial applications and we have a reputation for working very closely with our customers, many of whom are household names. Our new bioplastics manufacturing facility will be capable of producing approximately 80 million pounds of bioplastic resin once operating at full capacity, and will allow us to deliver stronger financial performance from increased operational efficiencies and greater capacity. As a result, we expect to achieve operational profitability in the fourth quarter of 2010 and grow revenues significantly in the future as we chart a course to become one of the world’s leading producers of bioplastics.”
Conference Call
The company will conduct a conference call and live webcast at 4:15 p.m. Eastern Daylight Time (EDT) on Monday, August 16, 2010, to discuss its second quarter 2010 financial results. Participating in the call will be Mr. Frederic Scheer, Founder, Chairman, and CEO of Cereplast, Inc.
To join the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-312-5508. International callers should dial 253-237-1135. The Conference ID for this call is 92886624. A live webcast and archive of the call will also be available on the Investor Relations section of Cereplast’s website at www.cereplast.com. If you are unable to participate in the call at this time, a replay will be available for four days starting on Monday, August 16, 2010 at 7:15 p.m. Eastern Time. To access the replay, dial 800-642-1687, international callers dial 706-645-9291 Conference ID 92886624.

About Cereplast, Inc.
Cereplast, Inc. (NASDAQ: CERP) designs and manufactures proprietary bio-based, sustainable plastics which are used as substitutes for petroleum-based plastics in all major converting processes — such as injection molding, thermoforming, blow molding and extrusions — at a pricing structure that is competitive with petroleum-based plastics. On the cutting-edge of bio-based plastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables® Resins are ideally suited for single use applications where high bio-based content and compostability are advantageous, especially in the food service industry. Cereplast Hybrid Resins® combine high bio-based content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com
Safe Harbor Statement
Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.
- FINANCIAL TABLES FOLLOW -

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Six Months Ended
	6/30/2010	6/30/2009	6/30/2010	6/30/2009

GROSS SALES	$684,431	$900,598	$1,003,648	$1,464,981
Sales Discounts, Returns & Allowances	(37,983)	(4,331)	(67,372)	(8,137)

NET SALES	646,448	896,267	936,276	1,456,844

COST OF SALES	447,237	818,846	645,499	1,281,653

GROSS PROFIT	199,211	77,421	290,777	175,191

OPERATING EXPENSES
Depreciation and Amortization	215,284	136,179	370,396	272,089
Marketing Expense	410,005	92,111	684,099	250,916
Professional Fees	219,779	189,585	362,330	337,884
Rent Expense	112,897	217,247	196,961	458,940
Research and Development	150,929	62,579	211,167	203,789
Salaries & Wages	288,240	387,527	676,437	1,135,847
Salaries & Wages — Stock Based Compensation	108,442	(166,738)	224,750	182,517
Other Operating Expenses	332,059	217,805	668,212	548,639

TOTAL OPERATING EXPENSES	1,837,635	1,136,295	3,394,352	3,390,621

LOSS FROM OPERATIONS BEFORE OTHER INCOME(EXPENSES)	(1,638,424)	(1,058,874)	(3,103,575)	(3,215,430)

OTHER INCOME (EXPENSES)
Gain on Settlement of Shareholder Loan	—	—	—	81,982
Waiver Fee on Settlement of Shareholder Loan	—	—	—	(90,000)
Loss on Sale of Equipment	—	410	—	(25,039)
Restructuring Costs	(92,682)	—	(311,117)	—
Interest Income	459	11,995	576	20,274
Interest Expense	(612)	(2,768)	(1,737)	(14,579)

TOTAL OTHER INCOME (EXPENSES)	(92,835)	9,637	(312,278)	(27,362)

LOSS BEFORE PROVISIONS FOR TAXES	(1,731,259)	(1,049,237)	(3,415,853)	(3,242,792)

Provision for Taxes	—	—	—	—

NET LOSS	(1,731,259)	(1,049,237)	(3,415,853)	(3,242,792)

OTHER COMPREHENSIVE INCOME
Gain (Loss) on Foreign Currency Translation	(18,747)	8,387	(701)	8,648

TOTAL COMPREHENSIVE LOSS	$(1,750,006)	$(1,040,850)	$(3,416,554)	$(3,234,144)

BASIC AND DILUTED LOSS PER SHARE	$(0.15)	$(0.14)	$(0.32)	$(0.43)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING BASIC AND DILUTED	11,264,347	7,727,289	10,570,103	7,503,535

CEREPLAST, INC.
CONSOLIDATED BALANCE SHEETS

	6/30/2010	12/31/2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$5,866,283	$1,305,771
Accounts Receivable, Net	549,751	325,270
Inventory, Net	948,695	847,527
Prepaid Expenses	452,191	215,356

Total Current Assets	7,816,920	2,693,924

Property and Equipment
Property and Equipment	5,471,950	5,416,436
Accumulated Depreciation and Amortization	(1,865,536)	(1,519,714)

Net Property and Equipment	3,606,414	3,896,722

Other Assets
Restricted Cash	42,934	—
Intangibles, Net	179,278	184,039
Deposits	59,222	89,286

Total Other Assets	281,434	273,325

Total Assets	$11,704,768	$6,863,971

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$633,844	$989,927
Other Payables	1,204	1,413
Accrued Expenses	476,065	604,015
Capital Leases, Current Portion	17,594	25,341
Loan Payable, Current Portion	2,758	53,487

Total Current Liabilities	1,131,465	1,674,183

Long-Term Liabilities
Loan Payable	16,875	—
Capital Leases	3,696	8,897

Total Long-Term Liabilities	20,571	8,897

Total Liabilities	1,152,036	1,683,080

Shareholders’ Equity
Preferred Stock, $0.001 par value; 5,000,000 authorized preferred shares, 0 outstanding	—	—
Common Stock, $0.001 par value; 495,000,000 authorized shares; 12,849,724 shares & 9,825,476 shares issued and outstanding, respectively	12,850	9,825
Additional Paid in Capital	49,364,351	40,578,981
Retained Earnings/(Deficit)	(38,860,821)	(35,444,968)
Other Comprehensive Income	36,352	37,053

Total Shareholders’ Equity	10,552,732	5,180,891

Total Liabilities and Shareholders’ Equity	$11,704,768	$6,863,971

CEREPLAST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED
(UNAUDITED)

	6/30/2010	6/30/2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,415,853)	$(3,242,792)
Adjustment to Reconcile Net Loss to Net Cash Used in Operating Activities
Depreciation and Amortization	370,396	272,089
Reserve for Inventory Obsolescence	—	(54,544)
Allowance for Doubtful Accounts	(6,988)	(1,900)
Loss on Sale of Equipment	—	25,039
Loss on Disposal of Leasehold Improvements Due to Restructuring	11,584	—
Common Stock Issued for Services, Salaries & Wages	871,898	132,677
Gain on Settlement of Shareholder Loan	—	(81,982)
Waiver Fee on Settlement of Shareholder Loan	—	90,000
(Increase) Decrease in:
Accounts Receivable	(217,493)	10,611
Inventory	(101,168)	606,070
Deposits	30,064	3,632
Prepaid Expenses	(236,835)	89,804
Restricted Cash	(42,934)	(380)
Intangibles	—	(19,306)
Increase (Decrease) in:
Accounts Payable	(354,879)	660,167
Accrued Expenses	(129,362)	365,147
Other Payables	—	(23,696)

NET CASH USED IN OPERATING ACTIVITIES	(3,221,570)	(1,169,364)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment, and Intangibles	(86,911)	(6,869)
Proceeds from Sale of Equipment	—	1,558

NET CASH USED IN INVESTING ACTIVITIES	(86,911)	(5,311)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on Capital Leases	(12,948)	(27,901)
Proceeds on Notes Payable	20,524	—
Payments on Term Loan Payable	(54,378)	(3,874)
Proceeds from Issuance of Common Stock and Subscription Receivable, Net of Offering Costs	7,916,496	1,081,001

NET CASH PROVIDED BY FINANCING ACTIVITIES	7,869,694	1,049,226

FOREIGN CURRENCY TRANSLATION	(701)	8,648

NET INCREASE (DECREASE) IN CASH	4,560,512	(116,801)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,305,771	501,699

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,866,283	$384,898

Cereplast Investor Relations Contact:
IRTH Communications, LLC
Andrew W. Haag
Tel: +1-866-976-IRTH (4784)
cerp@irthcommunications.com
Website: www.irthcommunications.com
Cereplast Media Contact:
Trontz Public Relations
Bari Trontz
212.293.9051
bari@trontzpr.com
###